EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Accountants” in the Post-Effective Amendment No. 3 to Form S-3 on Form S-1 Registration Statement (Registration No. 333-185618) pertaining to the Stock Investment Plan of Citizens, Inc. and to the incorporation by reference therein of our reports dated April 27, 2017, with respect to the consolidated financial statements and schedules of Citizens, Inc. and the effectiveness of internal control over financial reporting of Citizens, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

San Antonio, Texas
June 8, 2017